Exhibit 10.5(a)(i)

SUPPLEMENTAL INDENTURE, dated May 5, 1998, between ROCK-McGRAW, INC., a New York corporation, having an office at 1221 Avenue of the Americas, New York, N.Y. 10020 (the “Landlord”), and SOCIÉTÉ GÉNÉRALE, a corporation organized and existing under the laws of the Republic of France having an office at 1221 Avenue of the Americas, New York, N.Y. 10020, (the “Tenant”).

By Lease dated as of October 29, 1993, as the same heretofore may have been amended (the “Original Lease”), certain premises, as therein described, in the building known as 1221 Avenue of the Americas (the “Building”) in the Borough of Manhattan, New York, N.Y., are now leased and demised by the Landlord to the Tenant.

The parties hereto mutually desire to amend the Original Lease as herein set forth, and are executing and delivering this Supplemental Indenture for such purpose (the Original Lease as amended by this Supplemental Indenture, the “Lease”).

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH, that the parties hereto, in consideration of the terms and conditions herein contained, hereby amend the Original Lease in the following respects, and only in the following respects:

(1)           Definitions. All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Original Lease.

(2)           Demise of Additional Space; Term; Rent and Terms of Leasing. (a) The Landlord does hereby lease and demise to the Tenant, and the Tenant does hereby hire and take from the Landlord, subject and subordinate to the Qualifying Encumbrances and upon and subject to the terms and conditions of the Lease for the term hereinafter stated, the spaces substantially as shown crosshatched on the diagrams attached hereto as Exhibit A and designated as ‘A’ on the 14th and 15th Floors of the Building, together with all fixtures, equipment, improvements, installations and appurtenances which at the commencement of or during the term of the Lease with respect to said spaces are thereto attached (except items not deemed to be included therein and removable by the Tenant as provided in Article Four of the Original Lease); which spaces, fixtures, equipment, improvements, installations and appurtenances are herein sometimes called the “Additional Space”.

(b)           The term of the Lease for which the Additional Space is hereby leased and demised shall commence on September 15, 1998 (subject to Section 2.2 of the Original Lease, such date for the commencement of the term with respect to the Additional Space being the “Additional Space Term Commencement Date”) and shall end on September 30, 2013 or on such earlier date upon which said term may expire or be terminated pursuant to any of the conditions of limitation or other provisions of the Lease or pursuant to law.

(c)            For the portion of the term of the Lease for which the Additional Space is leased and demised, the Fixed Rent reserved under the Original Lease shall be increased as follows:

(i)    for the period commencing on the Additional Space Term Commencement Date and ending on August 31, 2003, $3,690,619.00 per annum;

(ii)   for the period commencing on September 1, 2003 and ending on August 31, 2008, $4,030,455.00 per annum; and

(iii)  for the period commencing on September 1, 2008 and ending on September 30, 2013, $4,370,291.00 per annum.

The Tenant does hereby covenant and agree to pay the Fixed Rent as so increased and the Additional Rent payable under the Lease, at the times and in the manner specified in the Lease for the payment of Fixed Rent and Additional Rent, except that, if the Additional Space Term Commencement Date shall be other than the first day of a calendar month, the amount by which the first monthly installment of the Fixed Rent is so increased, apportioned for the part month in question, shall be payable on the Additional Space Term Commencement Date. Provided the Tenant shall not be in default of any monetary obligations under the Lease beyond the expiration of any applicable notice and cure period on each date that the Rent Credit (as hereinafter defined) or any portion thereof is applied on account of the Fixed Rent by the Landlord in accordance with the terms of this Section 2(c), the Tenant shall receive a credit (the “Rent Credit”) to be applied against the next installments of Fixed Rent becoming due and payable under the Lease in an amount equal to $2,460,413.00, provided that if the Tenant shall be in default as aforesaid on any date that a portion of the Rent Credit is to be applied by the Landlord, the application of such portion of the Rent Credit shall be deferred until such date as such monetary default is cured (it being acknowledged that the Landlord shall have the right to credit any unapplied portion of the Rent Credit to any such uncured monetary default).

(d)            Effective as of the Additional Space Term Commencement Date, the term the “Premises” as used in the Lease shall be deemed to include the Additional Space except that, in applying the provisions of Article Two of the Original Lease to the Additional Space, (i) the “Premises” shall be deemed to refer to the Additional Space only and (ii) the “Term Commencement Date” referred to in said Article Two shall be deemed to mean the Additional Space Term Commencement Date. Nothing contained in this Supplemental Indenture shall give to the Tenant any option for the renewal or extension of the term hereby granted with respect to the Additional Space except pursuant to Article Thirty-Two of the Original Lease.

(e)            The Landlord and the Tenant hereby stipulate for all purposes of the Lease (including, without limitation, for the determination of Tenant’s Area) that the rentable square footage of Additional Space (i) is 42,742 with respect to space ‘A’ on the 14th Floor and 42,217 with respect to space ‘A’ on the 15th Floor, (ii) has been determined in accordance with the Measurement Standard and (iii) shall not be changed by future remeasurement or measurement standard, but only by actual increase or decrease in the Additional Space.

(f)            The Tenant has examined and shall accept the Additional Space in its existing “as-is” condition and state of repair and understands that no work is to be performed by the Landlord in connection therewith except as set forth on Exhibit B attached hereto (collectively, the “Additional Space Landlord’s Work”). The Landlord, either through its own employees or through a contractor or contractors to be engaged by it for such purpose, will proceed with due dispatch, subject to delay by causes beyond its reasonable control and Tenant Delay, to do all of the Additional Space Landlord’s Work during regular working hours and will exercise all reasonable efforts to substantially complete all of the Additional Space Landlord’s Work within ninety (90) days of the Additional Space Term Commencement Date (as extended by delay by causes beyond the reasonable control of the Landlord and by Tenant Delay). If the cost of performing the Additional Space Landlord’s Work is increased due to any Tenant Delay of which the Tenant shall have been given notice by the Landlord and which shall not have been cured by the Tenant within one Business Day following the giving of such notice, the Tenant shall pay to the Landlord an amount equal to such increase in cost. The Landlord and the Tenant shall each use reasonable efforts to cooperate in the performance of their respective work in the Additional Space in order to minimize interference and delay with the other, provided, however, that, notwithstanding anything to the contrary contained in the Lease, neither the Tenant nor any other Tenant Party may enter into or upon the Premises during any asbestos removal. The Landlord’s performance of the portions of the Additional Space Landlord’s Work described in items (1)

and (2) of Exhibit B (the “Demo and Abatement”) shall, subject to delay by causes beyond its reasonable control, be completed on or before November 15, 1998 and if the Landlord shall fail to substantially complete the Demo and Abatement by such date, then as the Tenant’s sole remedy therefor, the Rent Credit shall be increased by an amount equal to (x) (i) $10,111.28 multiplied by (ii) the number of days in the period commencing on November 15, 1998 (as extended by causes beyond the Landlord’s reasonable control) and ending on the day on which the Demo and Abatement is substantially completed, plus (y) (i) the per diem amount of Additional Rent payable by the Tenant pursuant to Article Twenty-four of the Lease with respect to the Additional Space only multiplied by (ii) the number of days in the period commencing on October 15, 1998 (as extended by causes beyond the Landlord’s reasonable control) and ending on the day on which the Demo and Abatement is substantially completed. At all times during the Landlord’s performance of the Demo and Abatement the Landlord shall maintain a policy or policies of commercial general liability insurance (including, without limitation, insurance of the Landlord’s contractual liability under this Lease) with the premiums fully paid on or before the due date, issued by a reputable insurance company licensed to do business in the State of New York, having a minimum rating A-XI by A.M. Best & Company or such other comparable financial rating as the Landlord may at any time consider reasonably appropriate, and reasonably acceptable. Such insurance shall afford a combined single limit of $5,000,000 per occurrence in respect of injury or death to any person or number of persons or for damage to or loss of use of property in any one occurrence, subject to reasonable deductibles. Each such policy shall provide that it cannot be cancelled, changed or modified except upon 30 days’ prior notice to the Tenant and shall name the Tenant Indemnitees as additional insureds thereunder. The Landlord shall furnish original certificates of such insurance to the Tenant prior to the Additional Space Term Commencement Date (or any date on which the Tenant is granted earlier access) and thereafter not less than 30 days prior to the expiration of each such policy and any renewals or replacements thereof. Notwithstanding the foregoing, to the extent that the Landlord has the contractor(s) performing the Demo and Abatement include the Tenant as an additional insured under such contractor’s policy or policies of insurance protecting against liability for worker’s compensation and for bodily injuries and death, as well as for property damage arising out of or in connection with the performance and completion of such Demo and Abatement, the Tenant will, in connection with any loss occurring during the Demo and Abatement, consider any such contractor’s insurance primary.

(g)           (i) Unless the Tenant notifies the Landlord to the contrary before the date that is 30 days following the date the Additional Space Landlord’s Work is substantially completed, the Tenant shall be conclusively deemed to have agreed that the Landlord, up to the time of such possession of such part of the Additional Space Premises, had performed all of the Landlord’s obligations under this Supplemental Indenture with respect to such part and that such part, except for latent defects and except for minor details of construction, decoration and mechanical adjustment, was in satisfactory condition as of the date of such possession. If the Tenant so notifies the Landlord and the Landlord had not performed such obligations, the Landlord shall promptly commence and diligently proceed with the performance thereof in such a manner as will not unreasonably interfere with the Additional Space Tenant Work (as hereinafter defined).

(ii) Any dispute between the Landlord and the Tenant with respect to the date the Additional Space Landlord’s Work shall have been substantially completed shall be resolved in accordance with the provisions of this Section 2(g)(ii). If the Tenant shall not agree with the Landlord’s determination of the date the Additional Space Landlord’s Work shall have been substantially completed, the Tenant shall, within 30 days following the date that the Landlord notifies the Tenant of the Landlord’s determination, notify the Landlord that the Tenant desires to have such disagreement determined by an Arbitrator (as hereinafter defined), and promptly thereafter the Landlord and the Tenant shall designate an architect (the “Arbitrator”) whose determination made in accordance with this Section 2(g)(ii) shall be binding upon the parties. If the Tenant fails to notify the Landlord of the Tenant’s desire to have such dispute determined by an Arbitrator within the 30-day period set forth in the preceding sentence, then the Landlord’s determination shall be conclusive and binding on the Tenant. If the determination of the Arbitrator shall confirm the determination of the Landlord, then the Tenant shall pay the cost of the Arbitrator. If the Arbitrator shall confirm the determination of the Tenant, then the Landlord shall pay the cost of the Arbitrator. The Arbitrator shall be a partner or principal of an independent architectural firm having at least 10 architects as partners or principals who shall have at least 10 years of experience in interior construction of commercial office buildings in Midtown Manhattan. If the Landlord and the Tenant shall be unable to agree upon the designation of the Arbitrator within 15 days after receipt of notice from the other party requesting agreement as to the designation of the Arbitrator, which notice shall contain the names and addresses of two or more architects who are acceptable to the party sending such notice, then either party shall have the right to request the American Arbitration Association (or any organization which is the successor thereto) to designate as the Arbitrator an architect having the qualifications set forth in the preceding sentence whose determination made in accordance with this Section 2(g)(ii) shall be conclusive and binding upon the parties, and the cost of such architect shall be borne as provided above in the case of the Arbitrator designated by the Landlord and the Tenant. Any determination made by an Arbitrator shall either be the Landlord’s determination or the

Tenant’s determination, and any determination which does not comply with the foregoing shall be null and void and not binding on the parties. In rendering such determination the Arbitrator shall not add to, subtract from or otherwise modify the provisions of this Supplemental Indenture. Pending the resolution of any dispute pursuant to this Section 2(g)(ii), the Tenant shall pay all Fixed Rent and Additional Rent required to be paid in accordance with the Lease based on the Landlord’s determination. If the determination made by the arbitrator is the Tenant’s determination, the Landlord shall refund to Tenant the amount of any overpayment of Fixed Rent and Additional Rent within 10 Business Days following the resolution of the dispute, together with interest thereon at a rate per annum equal to the rate of interest publicly announced from time to time by Citibank, N.A. as its “base rate” from the date the Tenant made such overpayment to the date such overpayment is refunded.

(h)           The renovation work to be performed by the Tenant in the Additional Space shall be done in accordance with the provisions of Article Thirty-three of the Original Lease except that for purposes of this Supplemental Indenture, (i) all references to the “Premises” shall be deemed to be references to the “Additional Space,” (ii) all references to the “Tenant Work” shall be deemed to be references to the “Additional Space Tenant Work,” (iii) all references to the “Tenant Allowance” shall be deemed to be references to the “Additional Space Tenant Allowance” (as hereinafter defined), (iv) all references to “$500,000.00” in Section 33.5 of the Original Lease shall be deemed to be references to “$100,000.00”, and (v) Sections 33.6 and 33.7 of the Original Lease shall not be applicable. The “Additional Space Tenant Work”  means all work and services described in the Tenant Working Drawings relating to the Additional Space, and all labor, materials and equipment necessary to perform the same. The “Additional Space Tenant Allowance” means $3,823,155.00.

(i)            The Tenant, at the Tenant’s sole cost and expense, may renovate the public elevator vestibule of the 14th and/or 15th Floors to conform to the design of similar space on the Tenant’s other floors in the Building. All work done by the Tenant pursuant to this Section 2(i) shall be performed in accordance with and subject to all of the provisions of the Original Lease (including, without limitation, Articles Six and Thirty-three of the Original Lease).

(3)           Effective on and after the execution and delivery of this Supplemental Indenture the provisions of Articles Thirty-one and Thirty-eight of the Lease shall be deemed null and void and of no further force or effect.

(4)           Brokerage Commissions. The Landlord and the Tenant represent to each other that the only broker with which they have dealt in connection with this Lease is Rockefeller Center Management Corporation (“RCMC”), having an office at 1221 Avenue of the Americas, New York, New York 10020. The Tenant shall indemnify and save harmless the Landlord Indemnitees from and against all liability, claims, suits, demands, judgments, costs, interest and expenses (including, without limitation, reasonable counsel fees and disbursements incurred in the defense thereof) to which the Landlord Indemnitees may be subject or suffer by reason of any claim made by any person, firm or corporation other than RCMC for any commission, expense or other compensation as a result of the execution and delivery of this Supplemental Indenture or the demising of the Additional Space by the Landlord to the Tenant pursuant to this Supplemental Indenture, which claim is alleged to arise out of any conversations, negotiations or dealings between such claimant and the Tenant. The Landlord shall indemnify and save harmless the Tenant Indemnitees from and against all liability, claims, suits, demands, judgments, costs, interest and expenses (including, without limitation, reasonable counsel fees and disbursements incurred in the defense thereof) to which the Tenant Indemnitees may be subject or suffer by reason of any claim made by any person, firm or corporation for any commission, expense or other compensation as a result of the execution and delivery of this Supplemental Indenture or the demising of the Additional Space by the Landlord to the Tenant pursuant to this Supplemental Indenture, which claim is alleged to arise out of any conversations, negotiations or dealings between such claimant and the Landlord. The Landlord agrees that there is no commission due and/or payable to RCMC in connection with this transaction.

(5)           Representations. (a) The Tenant hereby represents and warrants to the Landlord that, as of the date hereof, the Original Lease is in full force and effect and has not been modified, changed, altered or amended in any respect except pursuant to this Supplemental Indenture.

(b) The Landlord hereby represents and warrants to the Tenant that, as of the date hereof, the Original Lease is in full force and effect and has not been modified, changed, altered or amended in any respect except pursuant to this Supplemental Indenture.

(6)          Miscellaneous. (a) This Supplemental Indenture contains a complete statement of all the arrangements between the parties to this Supplemental Indenture with respect to the subject matter contained in this Supplemental Indenture. This Supplemental Indenture shall not be amended, modified, canceled or terminated, in whole or in part, except by a writing signed by all parties to this Supplemental Indenture.

(b) This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York. If any provision or provisions of this Supplemental Indenture shall, for any reason and to any extent, be held to be invalid, illegal or unenforceable, the remainder of this Supplemental Indenture and the application of that provision or provisions to other persons or circumstances shall not be affected but rather shall be enforced to the extent permitted by law. This Supplemental Indenture shall be construed without regard to any presumption or other rule requiring construction against the party causing this Supplemental Indenture to be drafted.

(c) This Supplemental Indenture shall be binding upon and inure to the benefit of the parties to this Supplemental Indenture and their respective successors and permitted assigns.

(d) In the event of any conflicts between the provisions of this Supplemental Indenture and the provisions of the Original Lease with respect to the Additional Space, the provisions of this Supplemental Indenture shall be controlling.

(7)           The Original Lease, as hereby amended, shall remain in full force and effect according to its terms and conditions.

in witness whereof, the parties hereto have duly executed this Supplemental Indenture as of the day and year first above written.

ROCK-McGRAW, INC.,

	By	/s/ Jonathan Dyuen
President

Attest:

/s/ Beth Berlin Dreyfuss
Assistant Secretary

SOCIÉTÉ GÉNÉRALE

	By	/s/ [ILLEGIBLE]
Chief Financial Officer

Attest:

Assistant Secretary

EXHIBIT B

LANDLORD’S ADDITIONAL SPACE WORK

1.             All previous tenant improvements, other than stairways and lavatories, shall be demolished and removed, including cable and wiring in the under-floor duct system. The supplemental A/C unit and associated ductwork situated on the floor shall be removed and the piping capped at the riser.

2.             All polychlorinated biphenyls and asbestos shall be removed from the Additional Space (other than asbestos on the structural elements in the perimeter and core areas such as columns, deck and beams and minor areas of non-friable asbestos containing fireproofing at certain points on inaccessible structural members) and affected areas to be re-fireproofed. The Landlord shall, at the Tenant’s request, provide the Tenant with copies for any required filing, an ACP-5 Form and, if requested, an ACP-7 Form in connection with the asbestos removal work required hereunder.

3.             Tie-ins shall be provided to the Building’s fire alarm system and dampers for smoke purge to the extent currently required by code.

4.             All building systems shall be delivered in good working order.

5.             The main sprinkler loop shall be removed back to the core connection.

6.             The restrooms shall be delivered in their “as is” condition, except that all fixtures shall be in good working order.

7.             All existing fire speaker/strobes shall be removed from the walls and temporarily hung from the structure above for reuse. All existing pull stations and warden stations shall be delivered in their “as is” condition.

8.             Building standard blinds shall be delivered in good working order.

9.             Any missing convector covers will be replaced and all convector covers shall be delivered in good working order and in their “as is” condition.

10.           The Landlord shall restore the electrical cell system to good working order, with all existing taps capped, all wiring removed, and cells vacuumed. All trench-cover plates shall be delivered in good working order.

11.           The Landlord shall deliver the existing electrical panels in good working order. Any missing circuit breakers shall be replaced and the vertical closet penetration shall be fire stopped.

12.           The Landlord shall cap all existing panel knock outs and secure all panel covers.

13.           The Landlord shall deliver all electrical closets in compliance with the applicable provisions of the New York City electrical code.

14.           The Landlord shall submeter the Additional Space.

15.           The Landlord shall render the Additional Space broom clean.